Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-19652, 33-44103, 33-49724, 33-64323, 33-53542, 333-38166, 333-39584, 333-135194, 333-137857 and 333-166605) of Unit Corporation the reference to our audit report for Unit Corporation dated January 19, 2011, which appears in the December 31, 2010 annual report on Form 10-K of Unit Corporation, except to the extent that our report’s impact on the consolidated financial statements insofar as it relates to guarantor subsidiaries described in Note 6 which is as of May 3, 2011 which appears in this Current Report on Form 8-K.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

May 3, 2011